PLAYSTATION® 3 ("PS 3")
LICENSED DEVELOPER AGREEMENT

This **LICENSED PLAYSTATION® 3 DEVELOPER AGREEMENT for the PlayStation® 3 computer entertainment system** (the "Agreement" or "PS 3 LDA"), entered into as of the 27TH day of September, 2012 (the "Effective Date"), by and between SONY COMPUTER ENTERTAINMENT AMERICA LLC, (hereinafter "SCEA"), and Soul and Vibe Entertainment, Inc. (hereinafter "Developer").

WHEREAS, SCEA, Sony Computer Entertainment Inc., or certain of their affiliates and companies within the group of companies of which any of them forms a part (collectively referred to herein as "SCE") are designing and developing, and licensing core components of, a computer entertainment system known as the PlayStation® 3 or the "PS 3" computer entertainment system (hereinafter referred to as the "System");

WHEREAS, SCEA has the right to grant licenses to certain Intellectual Property Rights as defined below in connection with the System;

WHEREAS, Developer desires to be granted a non-exclusive license to develop Licensed PS 3 Products as defined below pursuant to the terms and conditions set forth in this Agreement; and SCEA is willing, on the terms and subject to the conditions of this Agreement, to grant Developer such a license;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Developer and SCEA hereby agree as follows:

1. Definition of Terms.

1.1 "SCEA Affiliate" or "Affiliate" (plural "Affiliates") means, as applicable, one or more other regional SCE companies and their subsidiaries, including but not limited to, Sony Computer Entertainment Inc. in Japan, Sony Computer Entertainment Europe Ltd. in the United Kingdom, Sony Computer Entertainment Korea, Sony Computer Entertainment Hong Kong, Sony Computer Entertainment China, or such other Sony Computer Entertainment entities as may be established from time to time.

1.2 "Developer Intellectual Property Rights" means those intellectual property rights, including but not limited to patents and other patent rights, copyrights, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, which pertain to Product Software or other rights of Developer required or necessary under this Agreement.

1.3 "Developer Website" means a password secured website that SCEA may establish to facilitate the dissemination of Software Tools and Documentation.

1.4 "Documentation" means all written materials that SCEA may provide to Developer that are associated with and describe the function of the Hardware Tools or Software Tools.

1.5 "Executable Software" means software which includes Product Software and any software provided directly or indirectly by SCEA or an SCEA Affiliate designed for execution exclusively on the System and which has the ability to communicate with the software resident in the System.

1.6 "Firmware" means all code embedded on any chip contained within any Hardware Tool, as may be upgraded or changed from time to time.

1.7 "Hardware Tool(s)" means PS 3 hardware development system(s) or portions thereof, as may be updated or changed from time to time, that SCEA may sell to Developer hereunder.

1.8 "Intellectual Property Rights" means, by way of example but not by way of limitation, all current and future worldwide patents and other patent rights, copyrights, trademarks, service marks, trade names, mask work rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any

jurisdiction, and all other proprietary or intellectual property rights throughout the universe, including without limitation all applications and registrations with respect thereto, and all renewals and extensions thereof.

1.9 "License Fee" means the amount charged by SCEA for the license of one (1) copy of the Software Tools, Firmware and Documentation.

1.10 "Licensed PS 3 Developer" means any developer that has signed a Licensed PS 3 Developer Agreement that is in force.

1.11 "Licensed PS 3 Developer Agreement" or "PS 3 LDA" means a license agreement that is in force for the development of Licensed PS 3 Products for the System, fully executed between a Licensed PS 3 Developer and SCEA or an SCEA Affiliate.

1.12 "Licensed PS 3 Product(s)" means the Executable Software (which may be combined with Executable Software of other Licensed PS 3 Developers or Licensed PS 3 Publishers), which shall consist of one interactive entertainment game product developed for the System per Unit in final form developed exclusively for the System. The term "Licensed PS 3 Products" expressly excludes traditional non-interactive entertainment products such as movies, music or any other interactive entertainment products that are not complete games.

1.13 "Licensed PS 3 Publisher" means any publisher that has signed a Licensed PS 3 Publisher Agreement that is in force.

1.14 "Licensed PS 3 Publisher Agreement" or "PS 3 LPA" means a valid and current license agreement for the publication, development, manufacture, marketing, distribution and sale of Licensed PS 3 Products for the System, fully executed between a Licensed PS 3 Publisher and SCEA or an SCEA Affiliate.

1.15 "Licensed Territory" means the United States (including its possessions and territories) and Canada. The Licensed Territory may be modified or supplemented by SCEA from time to time pursuant to Section 6.10 below.

1.16 "Licensed Trademarks" means the trademarks, service marks, trade dress, logos and other icons or indicia designated by SCEA for use on or in connection with Licensed PS 3 Products. Nothing contained in this Agreement shall in any way grant Developer the right to use the trademark "Sony" in any manner. SCEA may amend such Licensed Trademarks from time to time upon written notice to Developer.

1.17 "Order Form(s)" means the form as it appears on the Developer Website, and which may be amended by SCEA from time to time.

1.18 "Product Proposal" shall have the meaning set forth in Section 7.2.1 hereto.

1.19 "Product Software" means any software including audio and video material developed by a Licensed PS 3 Publisher or Licensed PS 3 Developer, which, either by itself or combined with Product Software of other licensees, when integrated with software provided by SCEA or an SCEA Affiliate, creates Executable Software. Product Software shall contain no proprietary information or any other rights of SCEA or any SCEA Affiliate.

1.20 "PS 3 Development Tools" means the Hardware Tools, the Software Tools and the Documentation sold or licensed by SCEA to a Licensed PS 3 Developer or Licensed PS 3 Publisher for use in the development of Executable Software for the System.

1.21 "SCE Intellectual Property Rights" means those intellectual property rights, including but not limited to patents and other patent rights, copyrights, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, that reside in any of the SCE Materials or PS 3 Development Tools, that are required to ensure compatibility with the System or that pertain to the Licensed Trademarks.

1.22 "SCE Materials" means the PS 3 Development Tools and any other information or documents related in any way to the System that are provided or supplied by SCEA or an SCEA

Affiliate to Developer or any Licensed PS 3 Publisher or other Licensed PS 3 Developer.

1.23 "Software Tool(s)" means any data, object code, source code, libraries, firmware, documentation, any other software tools or any part of any of the foregoing, related to the System, selected in the sole judgment of SCEA, that are provided or supplied by SCEA or an SCEA Affiliate to Developer or any Licensed PS 3 Publisher or other Licensed PS 3 Developer. For purposes of this Agreement, Software Tools shall not include any hardware portions of the PS 3 Development Tools, but shall include Firmware. Software Tools shall also not include that code that is open source and subject to public license.

1.24 "Unit" means an individual copy of a Licensed PS 3 Product title regardless of the number of PlayStation PS 3 Format Discs constituting such Licensed PS 3 Product title.

2. License.

2.1 __License Grant__. In accordance with the other terms, limitations and conditions referenced herein, SCEA grants to Developer, and Developer hereby accepts, for the term of this Agreement, within the Licensed Territory, under Intellectual Property Rights owned, controlled or licensed by SCEA, a non-exclusive, non-transferable license, without the right to sublicense except as specifically provided herein, to use SCE Materials in accordance with the terms of this PS 3 LDA: (i) to produce or develop Licensed PS 3 Products or portions of Licensed PS 3 Products (including audio and video components thereof); (ii) to sublicense or provide Executable Software in accordance with the terms of this PS 3 LDA to those Licensed PS 3 Publishers, Licensed PS 3 Developers or subcontractors which comply with the criteria set forth in Section 3; and (iii) to test Licensed PS 3 Products on behalf of Licensed PS 3 Developers or Licensed PS 3 Publishers.

2.2 __Separate PlayStation Agreements__. Unless specifically set forth in this Agreement, all terms used herein are specific to the System and the attendant SCEA licensing program. Licenses relating to the original PlayStation, PS One, PlayStation 2 or PlayStation Portable game consoles are subject to separate agreements with SCEA (or any SCEA Affiliate, as applicable), and any license of rights to Developer under such separate agreements shall not confer on Developer any rights with respect to the System and vice versa.

3. Development of Licensed PS 3 Products by Third Parties.

3.1 __Development by or With Third Parties__. Except as otherwise set forth herein, Developer shall not provide any part of the SCE Materials or SCE Confidential Information to any third party. Developer may contract with a third party for development of Licensed PS 3 Products, provided that such third party is: (i) a Licensed PS 3 Developer, (ii) a Licensed PS 3 Publisher, or (iii) an SCEA-authorized subcontractor in compliance with the provisions of Section 3.2. Developer shall be responsible for determining that third parties meet the criteria set forth herein. Developer shall notify SCEA in writing of the identity of any such third party within thirty (30) days of entering into an agreement with the third party.

3.2 __Subcontractors__. Developer may retain subcontractors who provide services which do not require access to the SCE Materials or the SCE Confidential Information without prior approval. Otherwise, Developer may retain subcontractor(s) to assist with the development of Licensed PS 3 Products (or portions thereof) which have signed (i) a PS 3 LPA or a PS 3 LDA with SCEA in full force and effect throughout the term of such development ("PS 3 Agreement") or (ii) an SCEA-approved subcontractor agreement ("Subcontractor Agreement"); and SCEA has approved such subcontractor in writing (which approval shall be in SCEA's sole discretion). Such Subcontractor Agreement shall expressly acknowledge that SCEA is an intended third-party beneficiary of the Subcontractor Agreement and that, as such, both Developer and each counterparty subcontractor forever waives any right to contest SCEA's standing to bring and prosecute any legal or equitable action that SCEA may deem necessary to cause one or both of the parties to the Subcontractor Agreement to comply in all respects with any and all of their obligations under the Subcontractor Agreement. Developer shall provide a copy of any such Subcontractor Agreement to SCEA prior to and following execution thereof. Developer shall not disclose to any subcontractor any of the SCE Confidential

Information, including any SCE Materials, unless and until either a PlayStation 3 Agreement or a Subcontractor Agreement has been executed and approved by SCEA. Developer shall be solely responsible for verifying that all third parties that contribute to the development of any Licensed PS 3 Product, or component thereof, satisfy the requirements of clause (i) or (ii) of this Section 3.2. Notwithstanding any consent which may be granted by SCEA for Developer to employ any such permitted subcontractor(s), or any such separate agreement(s) that may be entered into by Developer with any such permitted subcontractor, Developer shall remain fully liable for its compliance with all of the provisions of this Agreement and for the compliance and actions of any and all permitted subcontractors with the provisions of any agreements entered into by such subcontractors in accordance with this Section. Developer shall use best efforts to cause all subcontractors that it retains in furtherance of this Agreement to comply in all respects with the terms and conditions of this Agreement, and hereby unconditionally guarantees all obligations of its subcontractors. SCEA may subcontract any of its rights or obligations hereunder.

4. Purchase and Sale of Hardware Tools.

4.1 __General.__ From time to time, Developer may buy, and SCEA may sell, the Hardware Tools that are listed in the Order Form.

4.2 __**Hardware Tool Purchase Price and Payment.**__ The purchase price of each Hardware Tool is set forth in the Order Form; Developer shall pay any applicable sales, use or other taxes in connection therewith. SCEA may change the price of any Hardware Tool at its discretion by either providing Developer with prior written notice of the price change or by publicizing the new price(s) on SCEA's website. Unless otherwise agreed, Developer shall pay for the Hardware Tool(s) in full prior to delivery, and title to all Hardware Tools shall remain with SCEA until SCEA has received full payment.

4.3 __Credit Purchases.__ If SCEA extends credit terms to Developer or facilitates third party financing for Developer, until Developer makes payment in full for all items so financed, Developer (i) grants to SCEA or SCEA's designee a first position purchase money security interest in each Hardware Tool and in the proceeds of disposition of any Hardware Tool and (ii) shall not sell, hypothecate or otherwise encumber any such Hardware Tool. Developer shall execute and deliver to SCEA or SCEA's designee such financing statements as may be required to perfect the security interest, and SCEA or SCEA's designee may file such financing statements in its discretion.

4.4 __**Hardware Tool Orders.**__ SCEA shall be free to accept or reject, in its discretion, any order of Hardware Tools. SCEA does not warrant that Hardware Tools shall be available when ordered. SCEA shall pay applicable shipping charges for all Hardware Tools shipped; however, risk of loss to the Hardware Tools shall transfer to Developer upon SCEA's delivery of the Hardware Tools to SCEA's common carrier of choice.

4.5 __**Developer's Responsibility to Clean Hardware Tools Prior to Return.**__ Prior to Developer shipping any Hardware Tool to SCEA, either pursuant to an announced upgrade "swap" program or otherwise , Developer shall (i) securely delete any and all of Developer's applications software from the hard drive and other storage media contained in the Hardware Tool and (ii) execute any documentation required by SCEA certifying that Section 4.5 (i) has been complied with.

4.6 __**No Refunds.**__ All purchases made hereunder are final. In no event shall SCEA be obligated to refund all or any portion of the purchase price of the Hardware Tools.

4.7 __**No Tampering With Identification Labels.**__ Developer shall not remove any proprietary legend set forth on or contained within any of the Hardware Tools.

4.8 __**Effect of Firmware License on Hardware Tool Transfer.**__ **Developer acknowledges that the nontransferable license of the firmware within the Hardware Tools may act, as a practical matter, as a restriction or prohibition against the resale of the Hardware Tools.**

5. License Fee and Use of the Software Tools.

5.1 Software Tools License Fee and Payment. The License Fee for the Software Tools, Documentation and Firmware is set forth in the Order Form, and may be subject to a sales tax charge notwithstanding the fact that such items are not "sold" hereunder. The Software Tools, Documentation and Firmware are, as a practical matter, bundled with the Hardware Tools; Developer must, in addition to the Hardware Tool purchase price, pay one (1) License Fee for every Hardware Tool that it orders (but, pursuant to section 6.4 below, may make multiple copies of the Software Tool to install on those clients which are served by that Hardware Tool). Unless otherwise agreed, Developer shall pay the License Fee in full prior to delivery or download.

5.2 Limited Access to Software Tools. Developer may use and store the Software Tools and Documentation solely at the development site listed on the Order Form or other location approved in writing by SCEA (the "Development Site") and ensure that they are accessible only to, and used only by, those employees and subcontractors entitled to use such materials. In the event that Developer wishes to change the Development Site, it shall obtain SCEA's prior written approval. Developer must preserve any proprietary legend set forth on or contained within the PS 3 Development Tools by SCEA and must place all such notices on any copies made as permitted by these terms.

5.3 Developer Appointment of Responsible Caretaker. The designee named on the applicable Order Form (the "Developer Designee") shall act as the designated caretaker of the PS 3 Development Tools. The Developer Designee shall be responsible for receiving all materials hereunder, overseeing that the terms of this Section 5 are fulfilled and shall act as the Developer contact for matters related to the PS 3 Development Tools. In the event that Developer wishes to appoint a new Developer Designee, it shall give SCEA written notice ten (10) days prior to the change.

5.4 SCEA Right of Inspection and Right to Receive Software Tools Report. SCEA may, upon reasonable notice to Developer, inspect the Development Site in order to audit the use of the Software Tools and Documentation during Developer's normal business hours in order to verify that Developer is complying with its obligations hereunder. In addition, at SCEA's request, Developer shall prepare and provide SCEA with an inventory report of Software Tools and Documentation in its possession within thirty (30) days of such request, detailing each by serial number and current physical location.

5.5 Export Control. All of the PS 3 Development Tools are subject to U.S. export control restrictions and, additionally, may have been imported by SCEA under import documentation that indicates the destination country of use. Developer shall not re-export, directly or indirectly, any part of the PS 3 Development Tools in violation of U.S. law and regulations. If for any reason Developer does re-export any PS 3 Development Tool, Developer shall be exporter of record and shall be solely responsible for the obtaining of or compliance with any required export licenses. Prohibited sales or deliveries may subject Developer to fines and imprisonment under applicable U.S. law.

6. Limitations on Licenses; Reservation of Rights.

6.1 Reverse Engineering Prohibited. Other than as expressly permitted by SCEA in writing, Developer shall not directly or indirectly disassemble, decrypt, electronically scan, peel semiconductor components, decompile, or otherwise reverse engineer in any manner or attempt to reverse engineer or otherwise derive any source code from, all or any portion of the SCE Materials, or permit, assist or encourage any third party to do so. Developer shall not use, modify, reproduce, sublicense, distribute, create derivative works from, or otherwise provide to third parties, the SCE Materials, in whole or in part, other than as expressly set forth herein without SCEA's prior written consent. Developer may study the performance, design and operation of the PS 3 Development Tools solely for the limited purposes of developing and testing Developer's software application, or to develop tools to assist Developer with the development and testing of software applications for Licensed PS 3 Products. Any tools developed or derived by Developer as a result of studying the performance, design or operation of the PS 3 Development Tools shall be considered derivative works of the SCE Materials and shall be owned by SCEA, but may be treated as trade

secrets of Developer. In no event shall Developer patent any tools, methods, or applications, created, developed or derived from SCE Materials. Developer shall not make available to any third party any tools developed or derived from the study of the PS 3 Development Tools without SCEA's express written permission. Use of such tools shall be strictly limited to the creation or testing of Licensed PS 3 Products and any other use, direct or indirect, of such tools is strictly prohibited. Moreover, Developer shall bear all risks arising from incompatibility of its Licensed PS 3 Product and the System resulting from use of Developer-created tools. The burden of proof under this Section shall be on Developer, and SCEA reserves the right to require Developer to furnish evidence satisfactory to SCEA that Developer has complied with this Section. This Section shall govern any conflict with a similar provision in any separate agreement.

6.2 Software and Firmware Transfer Prohibited. Other than as expressly permitted by SCEA in writing, Developer shall not sell, lease, assign, lend, license, copy, encumber or otherwise transfer or dispose of any Software Tools or Documentation, or permit any mortgage, pledge, lien, claim, charge, security interest or other encumbrance with respect to the Software Tools or Documentation. The burden of proof under this Section shall be on Developer, and SCEA reserves the right to require Developer to furnish evidence satisfactory to SCEA that Developer has complied with this Section.

6.3 License to Develop Subject to Compliance With SCEA Requirements. In developing Executable Software or portions thereof, Developer and its agents shall fully comply in all respects with any and all technical specifications which SCEA may from time to time issue. Developer's license under Section 2 is conditioned upon Developer's compliance with all such requirements.

6.4 Limited License to Copy Software Tools and Documentation. The license for the use of SCE Materials granted in this Agreement is limited to use only for development of Licensed PS 3 Products for use on the System, in such formats as may be designated by SCEA. In furtherance of this limited use only, Developer is licensed to copy the libraries contained within the Software Tools solely to the extent necessary to integrate the libraries into such content. For each License Fee paid and accepted by SCEA, (i) SCEA shall provide Developer with one (1) copy of the Software Tools and Documentation and may, in the future, make Software Tools or Documentation available on a Developer Website or through some other means of electronic distribution, and (ii) Developer is licensed only to make and install copies of the Software Tools on multiple clients to be served by one (1) Hardware Tool. Developer shall not copy the Software Tools except as specified above; Developer may, however, make and maintain one (1) copy per Development Site solely for archival or backup purposes. Developer shall not copy the Documentation; additional copies of the Documentation may be ordered on the Order Form.

6.5 Limitations Regarding Non-Game Content of Licensed PS 3 Products. No rights are granted under this Agreement with respect to non-game products or products which contain significant elements of, or are a hybrid with, audio or video profile products.

6.6 Limitation of Rights to Licenses Granted. The licenses granted in this Agreement extend only to the development of Licensed PS 3 Products for use on the System, in such formats as may be designated by SCEA. Except as may be expressly granted herein, all rights to the SCE Materials (including, but not limited to, the right and license to market, promote, advertise and sell PS 3-related content) are strictly reserved by SCEA. Without limiting the generality of the foregoing and except as otherwise provided herein, Developer shall not distribute or transmit the Executable Software or the Licensed PS 3 Products via electronic means or any other means now known or hereafter devised, including via wireless, cable, fiber optic means, telephone lines, microwave or radio waves, or over a network of computers or other devices. Notwithstanding this limitation, Developer may electronically transmit Executable Software from site to site, or from machine to machine over a computer network, for the sole purpose of facilitating development, including obtaining product approvals pursuant to Section 7; provided that no right of retransmission shall attach to any such transmission, and provided further that Developer shall use reasonable security measures customary within the high technology industry to

reduce the risk of unauthorized interception or retransmission of such transmissions.

6.7 Limitations on Use of the Executable Software, SCE Materials, SCE Intellectual Property Rights, and SCE Confidential Information. This Agreement does not grant any right or license under, and Developer shall not use, the Executable Software, any of the SCE Materials, any of the SCE Intellectual Property Rights, or any of the SCE Confidential Information except as expressly authorized hereunder and in strict compliance with the terms and conditions of this Agreement. No other right or license of any kind is to be implied by or inferred from any provision of this Agreement or from the conduct of the parties. Without limiting the generality of the foregoing, Developer shall not use the Executable Software, any of the SCE Materials, any of the SCE Intellectual Property Rights, or any of the SCE Confidential Information (or any portion of any of the foregoing) in connection with the development of any software for any emulator or other computer hardware or software system. Also without limiting the generality of the foregoing, any public performance relating to the Licensed PS 3 Products or the System is prohibited unless expressly authorized in writing by SCEA.

6.8 Limitations Regarding Ownership and Protection of SCE Materials and SCE Intellectual Property Rights. All rights with respect to the SCE Materials and the System, including all of the SCE Intellectual Property Rights, are the exclusive property of SCEA or an SCEA Affiliate. Nothing herein shall give Developer any right, title or interest in or to the SCE Materials or the System or any portion thereof, other than the non-exclusive license provided herein. Developer shall not do or cause to be done any act or thing in any way contesting, impairing or tending to impair or dilute any of SCEA's or any SCEA Affiliate's rights, title or interests in or to the SCE Materials or the SCE Intellectual Property Rights of the System or any portion thereof. Developer shall not (i) apply for, seek to obtain or assert any Intellectual Property Rights, or (ii) challenge or attack any SCE Intellectual Property Rights in any part of the SCE Materials or System. Developer shall take all steps as SCE may reasonably require for the protection and maintenance of the SCE Intellectual Property Rights, including executing licenses or obtaining registrations. Developer shall not register any trademark in its own name or in any other person's name, or use, or obtain rights to use internet domain names or addresses, which are identical or similar to, or are likely to be confused with any of the Licensed Trademarks or any other trademarks belonging to SCE. All goodwill associated with the Licensed Trademarks, including any goodwill generated or arising by or through Developer's or its sub-contractors' activities under this Agreement, accrues to the benefit of and belongs exclusively to SCE. Nothing contained in this Agreement shall be deemed to grant Developer the right to use the trademark "Sony" in any manner or for any purpose.

6.9 Acknowledgement of Developer's Ownership Rights. Separate and apart from the SCE Materials and other rights licensed to Developer by SCEA hereunder, as between Developer and SCEA, Developer retains all rights, title and interest in and to the Product Software, Product Proposals and Developer Intellectual Property Rights, as well as Developer's rights in any source code and other underlying material such as artwork and music related thereto (but specifically excluding the SCE Materials and any software provided directly or indirectly by SCEA or any SCEA Affiliate) and any names used as titles for Licensed PS 3 Products and other trademarks used by Developer. Nothing in this Agreement shall restrict the right of Developer to develop, distribute or transmit products incorporating Product Software and underlying material which do not contain or were not developed through use of the SCE Materials or SCE Intellectual Property Rights for any hardware platform or service other than the System. SCEA shall not do or cause to be done any act or thing in any way impairing or tending to impair or dilute any of Developer's rights, title or interests hereunder. Notwithstanding the foregoing, Developer shall not distribute or transmit Product Software which is intended to be used with the System via electronic means or any other means now known or hereafter devised, including without limitation, via wireless, cable, fiber optic means, telephone lines, microwave or radio waves, or other a network of computers or other devices, except as otherwise permitted in Section 6.6.

6.10 Additions to and Deletions from Licensed Territory. SCEA may, from time to

time, add one or more countries to the Licensed Territory by providing written notice of such addition to Developer. SCEA shall also have the right to delete, and intends to delete any countries from the Licensed Territory if, in SCEA's reasonable judgment, the laws or enforcement of such laws in such countries do not protect SCE Intellectual Property Rights. In the event a country is deleted from the Licensed Territory, SCEA shall deliver to Developer a notice stating the number of days within which Developer shall cease exercising such licenses in the deleted country or countries, including but not limited to retrieving any PS 3 Development Tools located in any such country. Developer shall cease exercising such licenses, and retrieve any PS 3 Development Tools, directly or through subcontractors, by the end of the period stated in such notice.

7. Quality Standards for Licensed PS 3 Products.

7.1 Quality Assurance Generally. The Licensed PS 3 Products and all portions thereof and Developer's use of any Licensed Trademarks shall be subject to SCEA's prior written approval, which shall not be unreasonably withheld or delayed and which shall be within SCEA's sole discretion as to acceptable standards of quality. SCEA shall have the right at any stage of the development of a Licensed PS 3 Product to review such Licensed PS 3 Product to ensure that it meets SCEA's quality assurance standards. All Licensed PS 3 Products will be developed to substantially utilize the particular capabilities of the System's proprietary hardware, software and graphics. No approval by SCEA of any element or stage of development of any Licensed PS 3 Product shall be deemed an approval of any other element or stage of such Licensed PS 3 Product, nor shall any such approval be deemed to constitute a waiver of any of SCEA's rights under this Agreement. In addition, SCEA's approval of any element or any stage of development of any Licensed PS 3 Product shall not release Developer from any of its representations and warranties hereunder.

7.2 Product Proposals.

7.2.1 Submission of Product Proposal. If Developer has not contracted with a Licensed PS 3 Publisher for the creation of Product Software, then Developer shall submit to SCEA for SCEA's written approval or disapproval, which shall not be unreasonably withheld or delayed, a written proposal (the "Product Proposal") prior to beginning development of a Licensed PS 3 Product. Such Product Proposal must contain all specifications and product descriptions that SCEA may communicate to Developer.

7.2.2 Approval of Product Proposal. After SCEA's review of Developer's Product Proposal, Developer will receive written notice from SCEA of the status of the Product Proposal, which may range from "Approved" to "Not Approved." If a Product Proposal is "Not Approved", then neither Developer nor any other Licensed PS 3 Developer or Licensed PS 3 Publisher may re-submit such Product Proposal without significant, substantive revisions. SCEA shall have no obligation to approve any Product Proposal. Any development conducted by or at the direction of Developer and any legal commitment relating to development work shall be at Developer's own financial and commercial risk. Developer shall not construe approval of a Product Proposal as a commitment by SCEA to grant final approval to any Licensed PS 3 Product. Nothing herein shall restrict SCEA from commercially exploiting any coincidentally similar concept(s) or product(s), which have been independently developed by SCEA, an SCEA Affiliate or any third party.

7.2.3 Changes to Product Proposal. Developer shall notify SCEA promptly in writing in the event of any material proposed change in any portion of the Product Proposal. SCEA's approval of a Product Proposal shall not obligate Developer to continue with development or production of the proposed Licensed PS 3 Product, provided that Developer must immediately notify SCEA in writing if it discontinues, cancels or otherwise delays past the original scheduled delivery date the development of any proposed Licensed PS 3 Product. In addition, Developer shall immediately notify SCEA if it has entered into an agreement with a Licensed PS 3 Publisher for the publication, marketing, distribution and sale of the proposed Licensed PS 3 Product. Such Licensed PS 3 Publisher's PS 3 LPA shall govern the approval process of such Licensed PS 3 Product after any such notification.

7.3 Work-in-Progress.

7.3.1 **Submission and Review of Work-in-Progress.** SCEA shall require Developer to submit to SCEA work-in-progress on Licensed PS 3 Products at certain intervals throughout their development and, upon written notice to Developer, at any time during the development process. Upon approval of the Product Proposal, Developer must, within the time frame indicated in the approval letter, communicate with SCEA and mutually agree on a framework for the review of such Licensed PS 3 Product throughout the development process ("Review Process"). Once the Review Process has begun, Developer shall be responsible for submitting work-in-progress to SCEA in accordance with such Review Process. **Failure to submit work-in-progress in accordance with any stage of the Review Process may, at SCEA's discretion, result in revocation of approval of such Product Proposal.**

7.3.2 **Approval of Work in Progress.** SCEA shall have the right to approve, reject or require additional information with respect to each stage of the Review Process. SCEA shall specify in writing the reasons for any such rejection or request for additional information and shall state what corrections or improvements are necessary. If any stage of the Review Process is not provided to SCEA or is not successfully met after a reasonable cure period agreed to between SCEA and Developer, SCEA shall have the right to revoke the approval of Developer's Product Proposal.

7.3.3 **Cancellation or Delay; Conditions of Approval.** Licensed PS 3 Products which Developer cancels or for which Developer is late in meeting the final Executable Software delivery date by more than three (3) months (without expressly agreeing in writing with SCEA on a modified final delivery date) shall be subject to the termination provisions set forth in Section 13.3 hereto. Furthermore, Developer must enter into an agreement with a Licensed PS 3 Publisher for the publication of any Licensed PS 3 Product or must itself enter into an PS 3 LPA with SCEA prior to the final delivery date; failure of Developer to do so within a grace period of three (3) months after such date will result in revocation of approval for Developer's Product Proposal. In addition, failure to make changes required by SCEA to the Licensed PS 3 Product at any stage of the Review Process, or making material changes to the Licensed PS 3 Product without SCEA's approval, may subject Developer to the termination provisions set forth in Section 13.3 hereto.

7.4 **Developer's Additional Quality Assurance Obligations.** If at any time or times subsequent to the approval of Executable Software as contemplated by a PS 3 LPA, SCEA identifies any material defects (such materiality to be determined by SCEA in its sole discretion) with respect to the Licensed PS 3 Product or portions thereof or in the event that SCEA identifies any improper use of its Licensed Trademarks or the SCE Materials, or any material defects or improper use are brought to SCEA's attention, Developer shall, at no cost to SCEA, promptly correct any such material defects, or improper use of Licensed Trademarks or SCE Materials, to SCEA's commercially reasonable satisfaction, which may include, in SCEA's judgment, the recall and re-release of Units of the affected Licensed PS 3 Product. In the event any Units of Licensed PS 3 Products create any risk of loss or damage to any property or injury to any person, Developer shall immediately take effective steps or cooperate with the appropriate Licensed PS 3 Publisher or third party Licensed PS 3 Developer to take effective steps, at Developer's or Licensed PS 3 Publisher's sole liability and expense, to recall or to remove such Units from any affected channels of distribution; provided, however, that if Developer is not acting as the distributor or seller for the Licensed PS 3 Products, its obligation shall be to use its best efforts to arrange removal of all affected Units from the relevant distribution channels.

8. Representations and Warranties.

8.1 **Representations and Warranties of SCEA.** SCEA represents and warrants solely for Developer's benefit that SCEA has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder.

8.2 **Representations and Warranties of Developer.** Developer represents and warrants that:

(i) There is no threatened or pending action, suit, claim or proceeding alleging that the use or possession by Developer or its affiliates of all or

any part of the Product Software, Product Proposals or any underlying work or content embodied in them, including any name, designation or trademark used in conjunction with any of the Licensed PS 3 Products, infringes or otherwise violates any intellectual property right or other right or interest of any kind whatsoever anywhere in the world of any third party, or otherwise contesting any right, title or interest of Developer in or to the Product Software, Product Proposals or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any of the Licensed PS 3 Products;

(ii) The Product Software and Product Proposals and all underlying works and content embodied in them, including any name, designation or trademark used in conjunction with any of the Licensed PS 3 Products, and the contemplated disclosure and use of all of the foregoing under this Agreement do not and shall not infringe any person's rights including patents, copyrights (including rights in a joint work), trademarks, trade dress, trade secret, rights of publicity, privacy, performance, moral rights, literary rights or any other right or interest anywhere in the world of any third party. Developer has obtained the consent of all holders of intellectual property rights necessary for SCEA's or any SCEA Affiliate's use of any Product Software and Product Proposals provided by Developer, which may be reproduced, published, publicly displayed, publicly performed, marketed, sold and otherwise distributed by SCEA and any SCEA Affiliate in accordance with this Agreement. Developer has made all payments required to any person having any legal rights arising from such disclosure or use so that SCEA will not incur any obligation to pay any royalty, residual, union, guild or other fees or expenses;

(iii) Developer has the right, power and authority to enter into this Agreement, to grant SCEA the rights granted hereunder and to fully perform its obligations hereunder;

(iv) The making of this Agreement by Developer does not violate any separate agreement, rights or obligations existing between Developer and any other person, and, throughout the term of this Agreement, Developer shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this Agreement;

(v) Developer has not previously taken any action that could be interpreted as having sold, assigned, leased, licensed or in any other way disposed of or encumbered any of the rights granted to SCEA hereunder. Developer will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights except as expressly consented to by SCEA in writing;

(vi) Neither Developer nor its affiliates shall make any representation or give any warranty to any person or entity expressly or implicitly on SCEA's behalf, or to the effect that the Licensed PS 3 Products are connected in any way with SCEA other than that the Executable Software and Licensed PS 3 Products have been developed under license from SCEA;

(vii) In the event that any Executable Software is delivered by Developer to any other Licensed PS 3 Developers or Licensed PS 3 Publishers by Developer in source code form, Developer will take all precautions consistent with the protection of valuable trade secrets by companies in high technology industries to ensure that such third parties protect and maintain the confidentiality of such source code;

(viii) The Executable Software, excepting any SCE Materials, shall be in a commercially acceptable form, free of significant bugs, defects, time bombs or viruses or unauthorized content that is inconsistent with the age rating applicable to the corresponding Licensed PS 3 Product which could disrupt, delay, or destroy the Executable Software or System or render either of them less than fully useful, or that could cause SCE, including SCEA or any SCEA Affiliate, to suffer public disrepute, contempt, scandal or ridicule, or which insults or offends the community or any substantial organized group thereof or which could tend to adversely affect SCEA's or any SCEA Affiliate's name, reputation or goodwill associated with the System, and shall be fully compatible with the System and all peripherals listed on the Licensed PS 3 Product as compatible with the Licensed PS 3 Product;

(ix) Each of the Licensed PS 3 Products and Executable Software incorporated therein shall be developed by or at the direction of Developer in an ethical manner and in full compliance with all applicable laws, including federal, state, provincial, local and foreign laws, and any rules, regulations and standards promulgated thereunder, including lottery laws and labor laws, and will not contain content that violates applicable laws, including those relating to privacy or any obscene or defamatory matter;

(x) Developer's policies and practices with respect to the development or testing of the Licensed PS 3 Products or portions thereof and the Executable Software incorporated therein shall in no manner reflect adversely upon the name, reputation or goodwill of SCEA or any SCEA Affiliate;

(xi) Developer has the technical expertise and resources necessary to fulfill its obligations under this Agreement;

(xii) Developer has obtained appropriate licenses for the use of any third party tools that Developer uses to develop Executable Software; and

(xiii) Developer shall make no false, misleading or inconsistent representations or claims with respect to any Licensed PS 3 Products, the System or SCEA or any SCEA Affiliate.

9. Indemnities.

9.1 <u>Indemnification by SCEA</u>. SCEA shall indemnify and hold Developer harmless from and against any and all third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable attorneys' fees, expert witness fees and litigation costs, and costs incurred in the settlement or avoidance of any such claim, in connection with or which result from a breach of any of SCEA's representations or warranties set forth in Section 8.1 (collectively, "SCE-Indemnified Claim(s)"); provided that: (i) Developer shall give prompt written notice to SCEA of the assertion of any SCE-Indemnified Claim; (ii) SCEA shall have the right to select counsel and control the defense and settlement of any SCE-Indemnified Claim and Developer shall not agree to the settlement of any SCE-Indemnified Claim without SCEA's prior written consent; and (iii) Developer shall provide SCEA reasonable assistance and cooperation concerning any SCE-Indemnified Claim, except that Developer need not incur any out-of-pocket costs in rendering such assistance and cooperation. SCEA shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to SCE-Indemnified Claims as shall be deemed appropriate by SCEA.

9.2 <u>Indemnification By Developer</u>. Developer shall indemnify and hold SCEA harmless from and against any and all claims, demands, losses, liabilities, damages, expenses and costs, including reasonable attorneys' fees, expert witness fees and litigation costs, and costs incurred in the settlement or avoidance of any such claim, in connection with or which result from (i) a breach of any of the provisions of this Agreement; (ii) any claim of infringement of a third party's intellectual property rights or any consumer claim, with respect to Developer's Licensed PS 3 Products, including claims related to Developer's support of unauthorized or unlicensed peripherals or software that are not part of the PS 3 format specifications as set forth in any applicable guideline or specification of SCEA or SCEA Affiliate; (iii) any claims of or in connection with any personal or bodily injury (including death or disability) or property damage arising out of, in whole or in part, the use of any of the PS 3 Development Tools (or portions thereof) or the development, testing or use of any Licensed PS 3 Products (or portions thereof) unless due directly and solely to the breach of SCEA in performing any of the specific duties or providing any of the specific services required of it hereunder; or (iv) any federal, state or foreign civil or criminal investigations or actions relating to all or any portion of the PS 3 Development Tools or the development or testing of any Licensed PS 3 Products (all subsections collectively, "Developer-Indemnified Claim(s)"), provided that (a) SCEA shall give prompt written notice to Developer of the assertion of any Developer-Indemnified Claim; (b) Developer shall have the right to select counsel and control the defense and settlement of any Developer-Indemnified Claim, except that with respect to any Developer-Indemnified Claims made by a third party against SCEA, SCEA shall have the right to select counsel for SCEA and

reasonably control the defense and settlement of the Developer-Indemnified Claim against SCEA; and (c) SCEA shall provide Developer with reasonable assistance and cooperation concerning any Developer-Indemnified Claim, except that SCEA need not incur any out-of-pocket costs in rendering such assistance and cooperation. Subject to the foregoing, Developer shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to Developer-Indemnified Claims as shall be deemed appropriate by Developer. SCEA shall retain the right to approve any settlement. SCEA shall provide Developer, at no expense to SCEA, reasonable assistance and cooperation concerning any such matter; and SCEA shall not agree to the settlement of any such claim, action or proceeding (other than third party claims, actions or proceedings against SCEA) without Developer's prior written consent. If in the reasonable judgment of SCEA Developer is financially unable to conduct a reasonable defense of any such action, then SCEA may undertake complete control of such action upon notice to Developer, while reserving SCEA's right to obtain full restitution of all its fees and costs, including reasonable attorneys' fees and experts' fees, under this Section from Developer.

9.3 LIMITATIONS OF LIABILITY.

9.3.1 LIMITATION OF SCEA'S LIABILITY. **IN NO EVENT SHALL SCEA NOR ANY OF SCEA'S AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE FOR LOSS OF REVENUE, LOSS OF ACTUAL OR PROSPECTIVE PROFITS, LOSS OF CONTRACTS, LOSS OF ANTICIPATED SAVINGS, LOSS OF BUSINESS OPPORTUNITY, REPUTATION OR GOODWILL, OR LOSS OF, DAMAGE TO, OR CORRUPTION OF DATA, OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING FROM, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY COLLATERAL CONTRACT, WHETHER ANY SUCH LOSS OR DAMAGE BE KNOWN, FORESEEN OR FORESEEABLE, INCLUDING ANY SUCH LOSS OR DAMAGE ARISING FROM, RELATING TO, OR IN CONNECTION WITH THE BREACH OF THIS AGREEMENT BY SCE, INCLUDING SCEA AND ANY SCEA AFFILIATE, AND FURTHER INCLUDING ANY SUCH LOSS OR DAMAGE ARISING FROM, RELATING TO, OR IN CONNECTION WITH THE USE OF OR THE INABILITY TO USE, OR THE QUALITY, FUNCTIONALITY, OPERATION OR PERFORMANCE OF THE SCE MATERIALS OR ANY PORTION THEREOF, THE LICENSED PS 3 PRODUCTS, THE EXECUTABLE SOFTWARE OR THE PS 3 SYSTEM BY ANYONE, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE.**

IN NO EVENT SHALL THE LIABILITY OF SCEA OR OF ANY OF SCEA's AFFILIATES OR OF ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS, INCLUDING ANY LIABILITY FOR DIRECT DAMAGES, AND INCLUDING ANY LIABILITY UNDER ANY LIMITED WARRANTY PROVISION, EXCEED THE TOTAL AMOUNT PAID BY DEVELOPER TO SCEA UNDER THIS AGREEMENT.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SCEA NOR ANY SCEA AFFILIATE NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS, SHALL BEAR ANY RISK, OR HAVE ANY RESPONSIBILITY OR LIABILITY OF ANY KIND TO DEVELOPER OR TO ANY THIRD PARTIES WITH RESPECT TO THE QUALITY, FUNCTIONALITY, OPERATION OR PERFORMANCE OF ANY PORTION OF THE SCE MATERIALS, THE PS 3 SYSTEM OR ANY LICENSED PS 3 PRODUCT.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DEVELOPER SHALL HAVE NO REMEDY WITH RESPECT TO ANY REPRESENTATION MADE TO IT UPON WHICH IT RELIED IN ENTERING INTO THIS AGREEMENT AND SCEA AND SCEA'S AFFILIATES AND THEIR RESPECTIVE OFFICERS,

DIRECTORS, EMPLOYEES, AGENTS, LICENSORS AND SUPPLIERS SHALL HAVE NO LIABILITY TO DEVELOPER OTHER THAN UNDER THE EXPRESS TERMS OF THIS AGREEMENT. IN THIS SECTION 9.3.1, "REPRESENTATION" MEANS ANY UNDERTAKING, PROMISE, ASSURANCE, STATEMENT, REPRESENTATION, WARRANTY OR UNDERSTANDING, WHETHER IN WRITING OR OTHERWISE, OF ANY PERSON (WHETHER A PARTY TO THIS AGREEMENT OR NOT), RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

9.3.2 LIMITATION OF DEVELOPER'S LIABILITY. IN NO EVENT SHALL DEVELOPER OR ITS AFFILIATED COMPANIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE TO SCEA OR ANY SCEA AFFILIATE FOR ANY LOSS OF ACTUAL OR PROSPECTIVE PROFITS, LOSS OF CONTRACTS, LOSS OF ANTICIPATED SAVINGS, LOSS OF BUSINESS OPPORTUNITY, REPUTATION OR GOODWILL, OR LOSS OF, DAMAGE TO, OR CORRUPTION OF DATA, OR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY COLLATERAL CONTRACT, ARISING OUT OF, RELATED TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR (ii) THE USE OR DISTRIBUTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT OF ANY CODE PROVIDED BY SCEA, IN WHOLE OR IN PART, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE, PROVIDED THAT SUCH LIMITATIONS SHALL NOT APPLY TO DAMAGES RESULTING FROM DEVELOPER'S BREACH OF SECTIONS 6, 10 OR 12, OR ARISING FROM DEVELOPER'S OBLIGATIONS UNDER SECTION 9.2, OF THIS AGREEMENT, AND PROVIDED FURTHER THAT SUCH LIMITATIONS SHALL NOT APPLY TO AMOUNTS WHICH DEVELOPER MAY BE REQUIRED TO PAY TO THIRD PARTIES UNDER SECTIONS 9.2 OR 15.8.

9.4 DISCLAIMER OF WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER SCEA NOR SCEA'S AFFILIATES NOR SCEA'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS NOR SUPPLIERS MAKES, NOR DOES DEVELOPER RECEIVE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SCE MATERIALS, SCE CONFIDENTIAL INFORMATION, SCE INTELLECTUAL PROPERTY RIGHTS, LICENSED PS 3 PRODUCTS, THE PS 3 SYSTEM, OR UNITS MANUFACTURED HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SCEA AND SCEA'S AFFILIATES, SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS AND SUPPLIERS EXPRESSLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION, REGARDING THE SCE MATERIALS, SCE CONFIDENTIAL INFORMATION, SCE INTELLECTUAL PROPERTY RIGHTS, LICENSED PS 3 PRODUCTS, THE PS 3 SYSTEM, AND UNITS MANUFACTURED HEREUNDER. ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE OR IN ANY OTHER COMPARABLE STATUTE IS EXPRESSLY DISCLAIMED.

10. Licensed Trademarks. The Licensed Trademarks and the goodwill associated therewith are and shall be the exclusive property of SCEA or SCEA Affiliates. Nothing herein shall give Developer any right, title or interest in or to any of the Licensed Trademarks or any other trademarks of SCEA, other than any non-exclusive license that SCEA may grant pursuant to this Agreement. Developer shall not do or cause to be done any act or thing in any way impairing or tending to impair or dilute any of SCEA's rights, title or interests in or to any of the Licensed Trademarks or any other

trademarks of SCEA, nor shall Developer register any trademark in its own name or in the name of any other person or entity, or obtain rights to employ Internet domain names or addresses, which are similar to or are likely to be confused with any of the Licensed Trademarks or any other trademarks of SCEA.

11. Infringement of SCE Intellectual Property Rights By Third Parties.

In the event that Developer discovers or otherwise becomes aware that any of the SCE Intellectual Property Rights have been or are being infringed by any third party, Developer shall promptly notify SCEA. SCEA shall have the sole right, in its discretion, to institute and prosecute lawsuits against third parties regarding infringement of SCE Intellectual Property Rights. Any lawsuit shall be prosecuted solely at the cost and expense of SCEA and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, shall belong solely to SCEA. Upon SCEA's request, Developer shall execute all papers, testify on all matters and otherwise cooperate in every way necessary or desirable for the prosecution of any such lawsuit. SCEA shall reimburse Developer for the reasonable expenses incurred as a result of such cooperation, but unless authorized by other provisions of this Agreement, not costs and expenses attributable to a cross-claim, counterclaim, or third party action.

12. Confidentiality.

12.1 SCE Confidential Information.

12.1.1 Definition of SCE Confidential Information. "SCE Confidential Information" shall mean:

(i) the SCE Materials and this Agreement, including all exhibits and schedules attached to any of the foregoing and all information related to these items;

(ii) other information, documents and materials developed, owned, licensed or under the control of SCE, including SCEA and any SCEA Affiliate, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, including, without limitation, SCE Intellectual Property Rights relating to the SCE Materials; and

(iii) information, documents and other materials regarding the finances, business and business methods, marketing and technical plans, and any development and production plans of SCE, including SCEA and any SCEA Affiliate; and

(iv) third-party information and documents licensed to or under the control of SCEA or any Affiliate.

SCE Confidential Information consists of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to Developer before or during the term of this Agreement, including information subsequently reduced to tangible or written form. In addition, the existence of a relationship between Developer and SCEA shall be deemed to be SCE Confidential Information unless otherwise agreed to in writing by the parties or until publicly announced by SCE, including SCEA or any SCEA Affiliate.

12.1.2 Term of Protection of SCE Confidential Information. The term for the protection of SCE Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any SCE Confidential Information continues to be maintained as confidential and proprietary by SCE, including SCEA or any SCEA Affiliate.

12.1.3 Preservation of SCE Confidential Information. Developer shall, with respect to SCE Confidential Information:

(i) not disclose SCE Confidential Information to any person other than those employees, directors or officers of the Developer or subcontractors expressly approved under Section 3.2, whose duties justify a "need-to-know" and who have executed a confidentiality agreement in which such employees, directors, officers or subcontractors have agreed not to disclose and to protect and maintain the confidentiality of all confidential information and materials inclusive of those of third parties which may be disclosed to them or to which they may have access during the course of their duties. At SCEA's request, Developer shall provide SCEA with a copy of such confidentiality

agreement between Developer and its employees, directors, or subcontractors and shall also provide SCEA with a list of employee, director, and subcontractor signatories. Developer shall not disclose any SCE Confidential Information to third parties, other than expressly approved subcontractors under Section 3.2, including to consultants or agents without SCEA's prior written consent. Any employees, directors, officers, subcontractors, authorized consultants and agents who obtain access to or copies of SCE Confidential Information shall be advised by Developer of the confidential or proprietary nature of SCE Confidential Information, and Developer shall be responsible for any breach of this Agreement by all such persons.

(ii) hold all SCE Confidential Information in confidence and take all measures necessary to preserve the confidentiality of SCEA's Confidential Information in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny, but at least reasonable care, as is consistent with the protection of valuable trade secrets by companies in high technology industries.

(iii) ensure that all written materials relating to or containing SCE Confidential Information be maintained in a restricted access area and plainly marked to indicate the proprietary and confidential nature thereof.

(iv) at SCEA's request, return promptly to SCEA any and all portions of SCE Confidential Information, together with all copies thereof.

(v) not use, copy, reproduce, modify, create derivative works from, sublicense, distribute or otherwise disseminate SCE Confidential Information, or any portion thereof, except as expressly authorized, nor shall Developer remove any proprietary legend set forth on or contained within any SCE Confidential Information.

12.1.4 Exceptions. The foregoing restrictions shall not apply to any portion of SCE Confidential Information which:

(i) was previously known by Developer without restriction on disclosure or use, as proven by written documentation of Developer;

(ii) is or legitimately becomes part of the public domain through no fault of Developer or any of its employees, directors, officers, consultants or agents;

(iii) is independently developed by Developer's employees or consultants who have not had access to or otherwise used SCE Confidential Information (or any portion thereof), as proven by written documentation of Developer;

(iv) is required to be disclosed by court, administrative or governmental order; provided that Developer must use all reasonable efforts prior to issuance of any such order to maintain the confidentiality of SCE Confidential Information, including asserting in any action or investigation the restrictions set forth in this Agreement, and, immediately after receiving notice of any such action, investigation, or threatened action or investigation, Developer must notify SCEA of such action, investigation, or threatened action or investigation, unless Developer is ordered by a court not to so notify; or

(v) is approved for release by written authorization of SCEA.

12.1.5 No Obligation to License. Disclosure of SCE Confidential Information to Developer shall not (i) constitute any option, grant or license from SCEA to Developer under any SCE Intellectual Property Rights now or after owned or controlled by SCE; (ii) result in any obligation on the part of SCEA to approve any materials of Developer; or (iii) give Developer any right, directly or indirectly, to develop, manufacture, sell or otherwise distribute any product derived from or which uses or was developed with the use of any SCE Confidential Information (or any portion thereof), other than as expressly set forth in this Agreement.

12.1.6 Developer's Obligations Upon Unauthorized Disclosure. If at any time Developer becomes aware of any unauthorized duplication, access, use, possession or knowledge of any SCE Confidential Information, it shall notify SCEA as soon as reasonably practicable, and shall promptly act to recover any such information and prevent further breach of the confidentiality obligations herein. Developer shall provide any and all reasonable assistance to SCEA

to protect SCEA's proprietary rights in any SCE Confidential Information that Developer or its employees, directors, officers, or permitted subcontractors, consultants, or agents may have directly or indirectly disclosed or made available, and that may be duplicated, accessed, used, possessed or known in any manner or for any purpose not expressly authorized by this Agreement, including enforcement of Developer's confidentiality agreements and prosecution in good faith (alone or with SCEA) of legal action, and reimbursement for all reasonable attorneys' fees, costs and expenses incurred by SCEA to protect SCEA's proprietary rights in SCE Confidential Information. Developer shall take all steps requested by SCEA to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of SCE Confidential Information. In addition, SCEA shall have the right to pursue any actions at law or in equity, including the remedies set forth in Section 15.9 hereto.

12.2 <u>Developer's Confidential Information</u>.

12.2.1 <u>Definition of Developer's Confidential Information</u>. "Developer's Confidential Information" shall mean:

(i) any Product Software provided to SCEA pursuant to this Agreement and all documentation and information relating thereto, including Product Proposals (other than documentation and information intended for release to and use by end users, the general public or the trade);

(ii) other documents and materials developed, owned, licensed or under the control of Developer, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how; and

(iii) information and documents regarding Developer's finances, business, marketing and technical plans, business methods and production plans.

Developer's Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to SCEA before or during the term of this Agreement, including information subsequently reduced to tangible or written form.

12.2.2 <u>Term of Protection of Developer's Confidential Information</u>. The term for the protection of Developer's Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any of Developer's Confidential Information continues to be maintained as confidential and proprietary by Developer.

12.2.3 <u>Preservation of Confidential Information of Developer</u>. SCEA shall, with respect to Developer's Confidential Information:

(i) hold all Developer's Confidential Information in confidence and take all reasonable steps to preserve the confidentiality of Developer's Confidential Information, and to prevent it from falling into the public domain or into the possession of persons other than those persons to whom disclosure is authorized hereunder.

(ii) not disclose Developer's Confidential Information to any person other than the employees, directors, agents, consultants and subcontractors of SCEA or of a manufacturing facility designated by SCEA to manufacture disc media containing Executable Software as formatted for use with the System (or any of their component parts) provided that such employees, directors, agents, consultants and subcontractors need to know or have access to Developer's Confidential Information for the purposes of this Agreement, and provided that disclosure is only to the extent necessary for such purposes.

(iii) ensure that all written materials relating to or containing Developer's Confidential Information be maintained in a secure area and plainly marked to indicate the proprietary and confidential nature thereof.

(iv) at Developer's request, return promptly to Developer any and all portions of Developer's Confidential Information, together with all copies thereof.

(v) not use Developer's Confidential Information, or any portion thereof, except as provided herein, nor shall SCEA remove any

proprietary legend set forth on or contained within any of Developer's Confidential Information.

12.2.4 Exceptions. The foregoing restrictions shall not apply to any portion of Developer's Confidential Information which:

(i) was previously known by SCEA without restriction on disclosure or use, as proven by written documentation of SCEA;

(ii) comes into the possession of SCEA from a third party which is not under any obligation to maintain the confidentiality of such information;

(iii) is or legitimately becomes part of information in the public domain through no fault of SCEA or any of its employees, directors, agents, consultants, or subcontractors;

(iv) is independently developed by the employees, consultants or subcontractors of SCE, including SCEA or any SCEA Affiliate, who have not had access to or otherwise used Developer's Confidential Information (or any portion thereof), as proven by written documentation of SCE or SCEA;

(v) is required to be disclosed by court, administrative or governmental order; provided that SCEA attempts, prior to issuance of any such order, to maintain the confidentiality of Developer's Confidential Information, including asserting in any action or investigation the restrictions set forth in this Agreement, and, immediately after receiving notice of any such action, investigation, or threatened action or investigation, notifies Developer of such action, investigation, or threatened action or investigation, unless SCEA is ordered by a court not to so notify; or

(vi) is approved for release by written authorization of Developer.

12.2.5 SCEA's Obligations Upon Unauthorized Disclosure. If at any time SCEA becomes aware of any unauthorized duplication, access, use, possession or knowledge of any of Developer's Confidential Information, it shall notify Developer as soon as is reasonably practicable. SCEA shall provide any and all reasonable assistance to Developer to protect Developer's proprietary rights in any of Developer's Confidential Information that it or its employees or permitted subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with Developer) of legal action, and reimbursement for all reasonable attorneys' fees, costs and expenses incurred by Developer to protect Developer's proprietary rights in Developer's Confidential Information. SCEA shall take all reasonable steps requested by Developer to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of Developer's Confidential Information.

12.3 Confidentiality of Agreement. While the terms of this Agreement shall be treated as SCE Confidential Information and Developer's Confidential Information, Developer and SCEA may disclose the terms and conditions:

(i) to legal counsel;

(ii) in confidence, to accountants, banks and financing sources and their advisors;

(iii) in confidence, in connection with the enforcement of this Agreement or rights arising under or relating to this Agreement; and

(iv) if required, in the opinion of its counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable securities or other laws, the disclosing party shall promptly notify the other party of such obligation so that the other party has a reasonable opportunity to contest or limit the scope of such required disclosure, and the disclosing party shall request, and shall use best efforts to obtain, confidential treatment for such sections of this Agreement as the other party may designate.

13. Term and Termination.

13.1 Effective Date; Term. This Agreement shall not be binding on the parties until it has been signed by each party, in which event it shall be effective from the Effective Date until March 31,

2013, unless earlier terminated pursuant to Section 13.2. The term shall be automatically extended for additional one-year terms unless either party provides the other with written notice of its election not to extend on or before January 31of the year in which the term would renew. Notwithstanding the foregoing, the term for the protection of SCE Confidential Information and Developer's Confidential Information shall be as set forth in Sections 12.1.2 and 12.2.2, respectively.

13.2 **Termination by SCEA.** SCEA shall have the right to terminate the Agreement immediately, on written notice to Developer, upon the occurrence of any of the following:

(i) If Developer is in material breach of any of its obligations under the Agreement or under any other agreement entered into between SCE, including SCEA or any SCEA Affiliate, on the one hand, and Developer on the other hand;

(ii) A statement of intent by Developer not to exercise any of the rights granted by SCEA to Developer hereunder or equivalent of such statement of intent, or Developer's failure to submit materials under Section 7 herein;

(iii) If Developer (a) is unable to pay its debts when due; (b) makes an assignment for the benefit of any of its creditors; (c) files or has filed against it a petition, or an order of bankruptcy or insolvency is made, under the bankruptcy or insolvency laws of any jurisdiction (and such petition is not discharged within sixty (60) days) or becomes or is adjudicated bankrupt or insolvent; (d) is the subject of an order for, or applies for or notices its intent to apply for, the appointment of an administrator, receiver, administrative receiver, manager, liquidator, trustee or similar officer to be appointed over any of its business or property; (e) ceases to do business or enters into liquidation; or (f) takes or suffers any similar or analogous action in any jurisdiction as a consequence of debt;

(iv) If a controlling interest in Developer or in an entity which directly or indirectly has a controlling interest in Developer is transferred to a party that (a) is in breach of any agreement with SCE, including SCEA or any SCEA Affiliate; (b) directly or indirectly holds or acquires a controlling interest in a third party which develops any product that is directly or indirectly competitive with the System, or itself develops any product that is directly or indirectly competitive with the System; or (c) is in litigation or in an adversarial administrative proceeding with SCE, including SCEA or any SCEA Affiliate, concerning SCE Confidential Information or any SCE Intellectual Property Rights, including challenging the validity of any SCE Intellectual Property Rights;

(v) If Developer or any entity that directly or indirectly has a controlling interest in Developer (a) enters into a business relationship with a third party related to the design or development of any core components for an interactive device or product which is directly or indirectly competitive with the System; or (b) acquires an interest in or otherwise forms a strategic business relationship with any third party which has developed or owns or acquires intellectual property rights in any such device or product;

(vi) If Developer or any of its affiliates initiates any legal or administrative action against SCE, including SCEA or any SCEA Affiliate, or challenges the validity of any SCE Intellectual Property Rights; or

(vii) If Developer or any of its officers or employees engages in "hacking" of any software for any PlayStation format or in activities which facilitate the same by any third party.

As used hereinabove, "controlling interest" means, with respect to any form of entity, sufficient power to control the decisions of such entity. Developer shall immediately notify SCEA in writing in the event that any of the events or circumstances specified in this Section 13.2 occur. In the event of termination under 13.2(vii), SCEA shall have the right to terminate any other agreements entered into between SCEA and Developer.

13.3 **Product-by-Product Termination by SCEA.** In addition to the events of termination described in Section 13.2, SCEA, at its option, shall be entitled to terminate, with respect to a particular Licensed PS 3 Product, the licenses and related rights herein granted to Developer immediately on written notice to Developer in the event that (a) Developer fails to notify SCEA promptly in writing of any material change to any

materials previously approved by SCEA in accordance with Section 7 herein and such breach is not corrected or cured within thirty (30) days after receipt of written notice of such breach; (b) Developer uses a third party that fails to comply with the requirements of Section 3 herein in connection with the development of any Licensed PS 3 Product; (c) any third party with whom Developer has contracted for the development or publication of Executable Software breaches any of its material obligations to SCEA pursuant to such third party's agreement with SCEA with respect to any such Licensed PS 3 Product; (d) Developer or Developer's Licensed PS 3 Publisher cancels a Licensed PS 3 Product or fails to provide SCEA with the final version of the Executable Software for any Licensed PS 3 Product within three months of the scheduled release date (as referenced in the Product Proposal or as otherwise mutually agreed by the parties in writing), fails to provide work in progress to SCEA in strict accordance with the Review Process set forth in Section 7.3 herein, or fails to provide fully tested final Executable Software; or (e) Developer fails to select a Licensed PS 3 Publisher for any Licensed PS 3 Product and the final version of Executable Software for such Licensed PS 3 Product is not provided to SCEA within three months of the scheduled release date.

13.4 Options of SCEA in Lieu of Termination. As alternatives to terminating the Agreement or all licensed rights with respect to a particular Licensed PS 3 Product as set forth in Sections 13.2 and 13.3 herein, SCEA may, at its option and upon written notice to Developer, take the following actions in lieu of terminating this Agreement. In the event that SCEA elects either of these options, Developer may terminate this Agreement upon written notice to SCEA rather than allowing SCEA to exercise these options. Election of these options by SCEA shall not constitute a waiver of or compromise with respect to any of SCEA's rights under this Agreement and SCEA may elect to terminate this Agreement with respect to any breach.

13.4.1 Suspension of Agreement. SCEA may suspend this Agreement, entirely or with respect to a particular Licensed PS 3 Product or program, for a set period of time which shall be specified in writing to Developer upon the occurrence of any breach of this Agreement.

13.4.2 Liquidated Damages. Whereas a minor breach of the provisions contained in the events set out below may not warrant termination of this Agreement, but will cause SCEA damages in amounts difficult to quantify, SCEA may require Developer to pay liquidated damages of Twenty Thousand Dollars ($20,000) per event for failure to comply with the provisions of this Agreement which involves or relates in any way to use of Licensed Trademarks. Liquidated damages shall be invoiced separately. SCEA reserves the right to terminate this Agreement for breach in lieu of seeking liquidated damages or in the event that liquidated damages are unpaid.

13.5 No Refunds. In the event that this Agreement expires or is terminated under any of Sections 13.2 through 13.4 herein, no portion of any payments of any kind whatsoever previously provided to SCEA hereunder shall be owed or be repayable or refunded to Developer.

14. Effect of Expiration or Termination.

14.1 Reversion of Rights. Upon expiration or termination, the licenses and related rights herein granted to Developer shall immediately revert to SCEA, and Developer shall cease from any further use of SCE Confidential Information, Licensed Trademarks and the SCE Materials and any SCE Intellectual Property Rights therein and shall have no further right to continue the development or testing of any Executable Software or to continue to use any Licensed Trademarks.

14.2 Return of the SCE Materials and the SCE Confidential Information. Upon the expiration or earlier termination of this Agreement, Developer shall no longer use any of the SCE Materials in any way and shall promptly deliver to SCEA at Developer's expense and without any right to refund or reimbursement, or, at SCEA's request, destroy, all Software Tools, including Firmware, and Documentation in Developer's possession, custody or control and all copies thereof. Developer and SCEA shall, upon the request of the other party, immediately deliver to the other party, or if and to the extent requested by such party destroy, all Confidential Information of the other party, including any and all copies thereof, which the other party previously furnished to it in furtherance of this Agreement. Within five

(5) working days after any such destruction, Developer or SCEA, as appropriate, shall provide the other party a certificate of destruction and an itemized statement, each certified to be accurate by an officer, indicating the number of copies or units of the SCE Materials or SCE Confidential Information or, as the case may be, Developer's Confidential Information, which have been destroyed, the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Developer fails to certify destruction of the SCE Materials or SCE Confidential Information and SCEA must resort to legal means (including any use of attorneys) to recover the SCE Materials or SCE Confidential Information or the value thereof, all costs, including SCEA's reasonable attorneys' fees, shall be borne by Developer and SCEA may, in addition to SCEA's other remedies, withhold such amounts from any payment otherwise due from SCEA to Developer under any agreement between SCEA and Developer.

14.3 Extension of this Agreement; Termination Without Prejudice. SCEA shall be under no obligation to extend this Agreement notwithstanding any actions taken by either of the parties prior to the expiration of this Agreement. Upon the expiration of this Agreement, neither party shall be liable to the other for any damages (whether direct, indirect, consequential or incidental, and including any expenditures, loss of profits or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration. The expiration or termination of this Agreement shall be without prejudice to any rights or remedies which one party may otherwise have against the other party, and shall not excuse either party from liability with respect to any events occurring prior to expiration or the effective date of termination.

15. Miscellaneous Provisions.

15.1 Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized international courier service such as FedEx, telegram, or facsimile, with charges prepaid. The address for all notices or other communications required to be sent to SCEA or Developer, respectively, shall be the mailing address stated in the preamble hereof, or such other address as may be provided by written notice from one party to the other on at least ten (10) days' prior written notice. Any such notice shall be effective upon the date of actual receipt, as confirmed by the receiving party.

15.2 Force Majeure. Neither SCEA nor Developer shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform or failure to cure any of its obligations under this Agreement results from any event or circumstance beyond its reasonable control, including any natural disaster, fire, flood, earthquake or other Act of God; shortage of equipment, materials, supplies or transportation facilities; strike or other industrial dispute; war or rebellion; shutdown or delay in power, telephone or other essential service due to the failure of computer or communications equipment or otherwise; provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within fifteen (15) business days of discovery of any such Force Majeure condition. If notice of the existence of any Force Majeure condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure event or circumstance described in such notice, except that any such cause shall not excuse the payment of any sums owed to SCEA prior to, during or after the occurrence of any such Force Majeure condition. In the event that the Force Majeure condition continues for more than sixty (60) days, SCEA may terminate this Agreement for cause by providing written notice to Developer to such effect.

15.3 No Agency, Partnership or Joint Venture. The relationship between SCEA and Developer, respectively, is that of licensor and licensee. Developer is an independent contractor and is not the legal representative, agent, joint venturer, partner or employee of SCEA for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

15.4 Assignment. SCEA has entered into this Agreement based upon the particular reputation,

capabilities and experience of Developer and its officers, directors and employees. Except as provided in this Agreement, Developer may not assign, sublicense, subcontract, encumber nor otherwise transfer this Agreement nor any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of SCEA shall first be obtained. Any attempted or purported assignment, delegation or other such transfer, directly or indirectly, without the required consent of SCEA shall be void and a material breach of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns other than under the conditions set forth in Sections 13.2 (iv) and (v). SCEA shall have the right to assign any and all of its rights and obligations hereunder to SCE or any SCEA Affiliate(s).

15.5 Non-solicitation. Neither Developer nor any of its Affiliates, whether by their respective officers, employees or agents or otherwise, shall during the term of this Agreement, induce or seek to induce, on an individually targeted basis, the employment or the engagement of the services of any employee of SCEA or any SCEA Affiliates, whose services are (a) specifically engaged in product development or directly related functions or (b) otherwise reasonably deemed by his or her employer to be of material importance to the protection of its legitimate business interests, and (c) with whom Developer or any of its affiliates shall have had contact or dealings during the term of this Agreement. The foregoing provisions shall continue to apply for a period of 12 months after this Agreement expires or is terminated.

15.6 Compliance with Applicable Laws. The parties shall at all times comply with all applicable laws and regulations and all conventions and treaties to which their countries are a party or relating to or in any way affecting this Agreement and the performance by the parties of this Agreement. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this Agreement binding, including the recording of this Agreement with any appropriate governmental authorities (if required).

15.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America. Any action or proceeding brought to enforce the terms of this Agreement or to adjudicate any dispute arising hereunder shall be brought in the Superior Court of the County of San Mateo, State of California or the United States District Court for the Northern District of California. Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such action, waives *forum non conveniens* and similar defenses, and agrees that any service of process may be effected by delivery of the summons in the manner provided in the delivery of notices set forth in Section 15.1 above.

15.8 Legal Costs and Expenses. In the event it is necessary for either party to retain the services of an attorney or attorneys to enforce the provisions of this Agreement or to file or defend any action arising out of this Agreement, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to recover from the other party its reasonable fees for attorneys and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction. The term "prevailing party" for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

15.9 Remedies. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement shall not be exclusive of any other remedies at law or equity, and all such remedies shall be deemed to be cumulative. Any breach of Sections 2, 3, 5, 6.1, 6.2, 6.4, 6.8, 10 and 12 of this Agreement would cause significant and irreparable harm to SCEA, the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy. Accordingly, in addition to any other remedies, including damages to which SCEA may be entitled, in the event of a breach or threatened breach by Developer, or any of its directors, officers, employees, agents or permitted consultants or subcontractors, of any such Section

or Sections of this Agreement, SCEA shall be entitled to the immediate issuance without bond or other security, of ex parte equitable relief, including injunctive relief, or, if a bond is required under applicable law, on the posting of a bond in an amount not to exceed $50,000, enjoining any breach or threatened breach of any or all of such provisions. In addition, if Developer fails to comply with any of its obligations as set forth herein, SCEA shall be entitled to an accounting and repayment of all forms of compensation, commissions, remuneration or benefits which Developer directly or indirectly realizes as a result of or arising in connection with any such failure to comply. Such remedy shall be in addition to and not in limitation of any injunctive relief or other remedies to which SCEA may be entitled under this Agreement or otherwise at law or in equity. In addition, Developer shall indemnify SCEA for all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and all reasonable related costs) which SCEA may sustain or incur as a result of any breach of this Agreement.

15.10 **Severability.** In the event that any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision or portion shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

15.11 **Sections Surviving Expiration or Termination.** The following Sections shall survive the expiration or earlier termination of this Agreement for any reason: 6.1, 6.2, 6.8, 7.4, 8, 9, 10, 12, 13, 14, and 15.

15.12 **Waiver.** No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

15.13 **Modification and Amendment.** No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by both of the parties. Notwithstanding the foregoing, SCEA reserves the right to modify the Documentation and the Software Tools from time to time upon reasonable notice to Developer.

15.14 **Headings.** The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof. Any reference to section numbers are to the sections of this Agreement. Any reference to persons includes natural persons as well as organizations, including firms, partnerships, companies and corporations. Any phrase introduced by the terms "including," "include," "includes," "in particular," or any similar expression shall be construed as illustrative and shall not limit the category preceding those terms.

15.15 **Integration.** This Agreement, together with the Order Forms and any requirements set forth in the Documentation as issued by SCEA or SCEA Affiliates only, constitute the entire agreement between SCEA and Developer and supersede all prior or contemporaneous agreements, proposals, representations, understandings and communications between SCEA and Developer, whether oral or written, with respect to the subject matter hereof, including any PlayStation 3 Confidentiality and Nondisclosure Agreement and any PlayStation 3 Development System Agreement between SCEA and Developer. Developer is not relying upon any statement, representation, warranty or understanding, whether negligently or innocently made, of any person other than as expressly set out in this Agreement.

15.16 **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

15.17 **Construction.** This Agreement shall be fairly interpreted in accordance with its terms and

without any strict construction in favor of or against either of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SONY COMPUTER ENTERTAINMENT AMERICA LLC	Soul and Vibe Entertainment, Inc.
By: [signature]	By: [signature]
Print name: Philip Rosenberg	Print Name: Peter Anthony Chiodo
Title: Senior Vice President, Sony Computer Entertainment America	Title: CEO / Founder
Date: 10-31-2012	Date: September 30, 2012

NOT AN AGREEMENT UNTIL
EXECUTED BY BOTH PARTIES

BPAF #41099

PAC 09/30/12